SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 11, 2006
ALKERMES, INC.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA (State or Other Jurisdiction of Incorporation)	1-14131 (Commission File Number)	23-2472830 (I.R.S. Employer Identification No.)

88 Sidney Street Cambridge, Massachusetts (Address of principal executive offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 494-0171
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On July 11, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Alkermes, Inc. (the “Company”) established certain criteria for the payment of equity and cash compensation to Richard F. Pops, the Company’s Chief Executive Officer (the “CEO”). The Committee set the CEO’s bonus range for fiscal year 2007 at between 25% and 100% of base salary during the performance period, with a target bonus of 50% of base salary. In order for the CEO to receive: (i) a cash bonus, at least 25% of the objectives of the Company as set forth in the Alkermes’ Fiscal Year 2007 Named Executive Bonus Plan (the “2007 Plan”) must have been met; (ii) a target bonus, at least 50% of such objectives must have been met; and (iii) the maximum bonus, the substantial achievement of a majority of such objectives must have occurred.
The Committee also set the range of the CEO’s equity compensation for fiscal year 2007 at 0 to 500,000 shares, with such shares to include a time vesting component. In order for the CEO to receive an equity award, at least 25% of the Company objectives set forth in the 2007 Plan must be met. A maximum equity award to the CEO requires the Committee to determine that substantial achievement of a majority of such objectives has occurred.
The Committee’s annual cash compensation review for the CEO will occur at or near the calendar year-end in conjunction with the Company-wide salary review. In determining any increase in salary, the Committee will consider salaries of CEOs at comparable companies, other market data, the magnitude of other annual salary increases at the Company, and the status of the CEO’s and the Company’s performance versus Company objectives set forth in the 2007 Plan at the time of such salary review.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALKERMES, INC.
Date: July 17, 2006	By:	/s/ James M. Frates
James M. Frates
Vice President, Chief Financial Officer and Treasurer